Exhibit 10.29

SEPARATION AGREEMENT

SEPARATION AGREEMENT (“Agreement”) made December 14, 2010 between Five Star Quality Care, Inc. (“Company”) and Maryann Hughes (“Hughes”).

RECITAL

Hughes has been an employee of the Company and has been its Vice President of Human Resources since May 31, 2000.  Hughes’ employment with the Company and its subsidiaries terminated on November 19, 2010 (the “Separation Date”), at which time Hughes will no longer serve as the Company’s Vice President of Human Resources.  Hughes and the Company desire to set forth certain understandings in connection with this termination.

NOW, THEREFORE, the parties agree as follows:

Section 1.  Payments; Insurance and Benefits; Restricted Share Agreements

(a)           Through the Separation Date, the Company paid Hughes her salary plus any days of accrued, but unused, vacation time through the Separation Date.

(b)           If this Agreement becomes effective pursuant to Section 14, (i) the Company will pay Hughes as severance an amount equal to six months of her current base salary (the total gross amount of which is $122,500) payable as set forth below commencing on the day (the “Severance Date”) this Agreement becomes effective; and (ii) Hughes will be eligible to receive a bonus for services rendered during 2010, the amount of such bonus to be determined in the sole discretion of the Company’s Board of Directors (the “Bonus Payment”).  The Company shall pay to Hughes the Bonus Payment on the Severance Date and the severance amount shall be paid over a period of six months following the Severance Date in accordance with the Company’s normal payroll practices and minus all applicable payroll taxes and withholdings.

(c)           The Company has provided Hughes with separate written notification of her rights under COBRA to continue her participation in the Company’s group health plans after the Separation Date. If Hughes so elects, the Company will pay Hughes’ costs of such participation in the Company’s group health plan for a period of six (6) months after the Separation Date.  Hughes’ eligibility to participate in all other Company benefit plans and arrangements will end on the Separation Date.

(d)           If this Agreement becomes effective pursuant to Section 14, the Company will enter into an Accelerated Vesting Agreement in the form of Exhibit A with respect to the Restricted Share Agreements listed on Exhibit B.  Hughes agrees that so long as she owns shares of the Company, at any meeting of the shareholders of the Company, she will vote all shares then owned by her in favor of all nominees for director and all proposals recommended by the Board of Directors in the proxy statement for such meeting.

(e)           All payments to Hughes under Section 1(b) shall be reduced by withholdings required by law, including withholdings required as a result of the Accelerated Vesting

Agreement.  If withholding is required at a time when no payment under Section 1(b) is being made or such payment is insufficient to cover all withholding, Hughes agrees to pay to the Company by check or wire transfer of immediately available funds, an amount equal to the required withholding (as determined by the Company) or at the option of the Company, the Company may deduct such amount from any other cash payment then being made or otherwise owing to Hughes from the Company or any subsidiary.

Section 2.  Covenants.  Hughes acknowledges that (i) the Company and its subsidiaries are engaged in the business of operating rehabilitation hospitals and senior living communities, including independent living and congregate care communities, assisted living communities and nursing homes (the “Company’s Business”); (ii) Hughes’ work for the Company’s Business has given her, and will continue to give her, trade secrets of, and confidential and/or proprietary information concerning, the Company’s Business; (iii) the agreements and covenants contained in this Section 2 are essential to protect the Company’s Business and the goodwill associated with it.  Accordingly, Hughes covenants and agrees as follows:

(a)           Confidential Information.  From and after the date hereof, Hughes shall not (i) disclose to any person not employed by the Company or a subsidiary, or not engaged to render services to the Company or a subsidiary or (ii) use for the benefit of herself or others, any confidential information of the Company, any of the Company’s subsidiaries or of the Company’s Business obtained by her, including, without limitation, “know-how,” trade secrets, details of customers’ or suppliers’ contracts, pricing policies, financial data, operational methods, marketing and sales information, marketing plans or strategies, development techniques or plans, plans to enter into any contract with any person or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company, the Company’s subsidiaries or of the Company’s Business or the business of any of the Company’s subsidiaries; provided, however, that this provision shall not preclude Hughes from (a) making any disclosure required by law or court order provided Hughes has given the Company notice that she is required to make such disclosure sufficiently in advance of such disclosure to permit the Company to seek protection from such requirement or (b) using or disclosing information (i) known generally to the public (other than information known generally to the public as a result of a violation of this Section 2(b) by Hughes), (ii) acquired by Hughes independently of her affiliation with the Company or any of the Company’s subsidiaries without breach of any confidentiality obligation on the part of the disclosing person, or (iii) of a general nature (that is, not related specifically to the Company, any of its subsidiaries or the Company’s Business) that ordinarily would be learned, developed or obtained by individuals similarly active and/or employed in similar capacities by other companies in the same business as the Company or any of the Company’s subsidiaries.  Hughes agrees that all confidential information of the Company or any of the Company’s subsidiaries shall remain the Company’s or the Company’s subsidiaries, as the case may be, and to promptly return any confidential information embodied in any physical or electronic medium to the owner thereof upon the termination of Hughes’ employment with the Company or at any other time on request.

(b)           No Solicitation.  For the period of two (2) years following the Severance Date, Hughes shall not, directly or indirectly, (a) solicit any employee to leave the employment of the Company or any of the Company’s subsidiaries or (b) hire any employee who has left the employ of the Company or any of the Company’s subsidiaries within six (6) months after termination of such employee’s employment with the Company or such subsidiary, as the case may be (unless such employee was discharged without cause), provided a general solicitation by Hughes’ then employer not directed to employees of the Company or any of the Company’s subsidiaries shall not be a breach of this provision so long as Hughes does not participate in any manner (including any vetting or interviewing of prospective employees).

(c)           Cooperation.  From and after the date hereof, Hughes shall reasonably cooperate with the Company and its subsidiaries with respect to all matters arising during or related to her employment, including all matters (formal or informal) in connection with any government investigation, internal investigation, litigation (potential or ongoing), regulatory or other proceeding which may have arisen or which may hereafter arise.  The Company will reimburse Hughes for all out-of -pocket expenses (not including lost time or opportunity), and will provide appropriate legal representation in a manner determined by the Company.  For a period of six (6) months after the Separation Date, Hughes shall also reasonably cooperate with the Company and its subsidiaries with respect to transitioning her services to successor human resources personnel.

Section 3.  Rights and Remedies upon Breach of Covenants.

(a)           If Hughes breaches, or threatens to commit a breach of, any of the provisions of Section 2 (the “Restrictive Covenants”), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company, that such injury shall be presumed and need not be proven, and that money damages will not provide an adequate remedy to the Company.  Such rights and remedies shall be independent of the others and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b)           Hughes acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration, scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect to the greatest extent possible, without regard to the invalid portions.

(c)           If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the scope, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall be enforceable and shall be enforced to the greatest extent possible.

Section 4.  Representations.  With respect to the period during which she has been employed by the Company, Hughes represents, to the best of her knowledge and belief, that (i) neither the Company nor any subsidiary is in material violation of any law and (ii) neither the Company nor any subsidiary has failed to disclose any material information required by law to be disclosed in any regulatory filings of the Company or such subsidiary.

Section 5.  General Release of Claims.  In exchange for the promises set forth herein, Hughes, on behalf of herself and her heirs, executors, administrators and assigns, hereby releases and forever discharges the Company and its affiliates and subsidiaries, and all of their respective directors, officers, employees, agents, successors, and assigns, in their official and individual capacities (the “Company Releasees”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which Hughes now has or ever had against any of the Company Releasees, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Family and Medical Leave Act, Massachusetts General Laws Chapters 149 and 151B and any other federal, state or local statute, regulation, ordinance or common law creating employment-related causes of action, all claims related to or arising out of Hughes’ employment by the Company or the termination of such employment and all rights and claims to recover any monetary benefits or damages in connection with any proceeding brought against any of the Company Releasees on Hughes’ behalf or on behalf of a class of which Hughes may be a member with respect to any of the foregoing.  This General Release of Claims shall not apply to (a) any vested interest Hughes may have in any 401(k), pension or employee welfare plan by virtue of Hughes’ employment by the Company; (b) any claim that may not be waived by law; and (c) any claim by Hughes to enforce this Agreement. The releases set forth in this Section 5 do not take effect unless this Agreement becomes effective pursuant to Section 14 below.

Section 6.  Non-disparagement.  Hughes shall not take any action or make any statement, written or oral, that disparages the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents, or that has the intended or foreseeable effect of harming the Company’s or any subsidiary’s reputation or the personal or business reputation of any of their respective officers, directors, employees or agents.

Section 7.  Assignment.  In the event that the Company shall be merged with, or consolidated into, any other person or entity, or in the event that it shall sell and transfer substantially all of its assets to another person or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the person or entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Hughes.

Section 8.  Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles that might lead to the application of the laws of another jurisdiction.

Section 9.  Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the state courts of Massachusetts or in the United States District Court in Boston, Massachusetts and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 10.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, but in proving this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 11.  Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.  Notices. All notices, consents, waivers, and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with a copy sent by nationally recognized overnight delivery service) or (c) when sent by nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

Hughes:

the Company:                      Five Star Quality Care, Inc.
400 Centre Street
Newton, MA  02458
Attention: President
Facsimile: 617.796.8385

Section 13.  Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Hughes with respect to the subject matter and supersedes all prior written and oral agreements and understandings between the Company and Hughes with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 14.  Consultation with Counsel; Time to Sign; Revocation; etc..  Hughes has the right to and should consult an attorney with respect to this Agreement.  Hughes will have twenty-one (21) days from receipt of this Agreement to decide whether to sign this Agreement.  If this Agreement has not been returned to the Company, c/o its President, signed by Hughes within twenty-one (21) days after receipt by Hughes, this Agreement shall not be valid.  Any changes made to this Agreement after Hughes receives it, whether material or immaterial, will not start the running of a new 21-day consideration period.  Hughes shall have seven (7) days after signing this Agreement to revoke her signature, which can be accomplished by delivering a written notice of revocation to the Company, c/o its President, before the expiration of the seven (7) day revocation period.  This Agreement shall not be effective (and neither the Company nor Hughes have any obligations hereunder) until the expiration of the seven (7) day revocation period.

Section 15.  Voluntary Execution; No representations.  By signing this Agreement Hughes acknowledges that she is doing so knowingly and voluntarily, and that she is receiving benefits hereunder to which she is not otherwise entitled.  Hughes also acknowledges that she is not relying on any representations or promises by the Company or by any representative of the Company concerning the meaning of any aspect of this Agreement except as stated herein.

EXECUTED under seal as of the date first above written.

Five Star Quality Care, Inc.

By:	/s/ Bruce J. Mackey Jr.
Bruce J. Mackey Jr., President

/s/ Maryann Hughes
Maryann Hughes

EXHIBIT A

Form of Accelerated Vesting Agreement

EXHIBIT B

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated July 15, 2003.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 17, 2004.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 11, 2005.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 15, 2006.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 19, 2007.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 24, 2008.

Restricted Share Agreement between Maryann Hughes and Five Star Quality Care, Inc. dated November 19, 2009.